EXTERNAL USE
RESIDENTIAL MORTGAGE FINANCE

TERM SHEET
$[189,564,000]
(Approximate Offered, Subject to change (6))
LEHMAN MORTGAGE TRUST, SERIES 2006-5

Class	Approximate Size ($)	Coupon (1)	Security Description	WAL To Maturity (yrs) (2)	Principal Payment to Maturity Window (2)	Expected Initial Loss Coverage (3)	Legal Final Maturity	Expected Ratings (3)
2A1	$189,564,000	1ML + 0.35%	Senior, Pass Through	3.43	09/06 - 07/36	[6.25]%	09/25/2036	AAA
2A2 (4) (5)	$189,564,000	7.15% - 1ML	Senior, Interest-Only	N/A	N/A	[6.25]%	09/25/2036	AAA
AP (4)	N/A	N/A	Senior, Principal-Only	N/A	N/A	[6.25]%	09/25/2036	AAA
AX (4) (5)	N/A	N/A	Senior, Interest-Only	N/A	N/A	[6.25]%	09/25/2036	AAA
SUBS (4)	$12,637,494	7.50%	Subordinated	N/A	N/A	N/A	09/25/2036	N/A

(1)	The Class Coupons are described under “Interest Rates” on page 5.

(2)	Prepayments were run at 100% PPC per annum. Assumes bonds pay on the 25th of every month beginning in September 2006.

(3)	It is expected that two out of three of S&P, Moody’s and Fitch will rate all of the senior certificates. Loss Coverage are subject to change based on rating agency feedback.

(4)	Non-offered classes.

(5)	Notional certificate.

(6)	Aggregate collateral balance is subject to change, which may affect final tranche sizing as well as the proportion of the Class 2A1 Certificates to the collateral balance.

ALL COLLATERAL STATISTICS DESCRIBED HEREIN ARE BASED ON THE SCHEDULED COLLATERAL BALANCES AS OF AUGUST 2006 UNLESS OTHERWISE INDICATED. THE INFORMATION CONTAINED HEREIN WILL BE SUPERSEDED BY THE DESCRIPTION OF THE MORTGAGE LOANS CONTAINED IN THE PROSPECTUS SUPPLEMENT. THE PROSPECTUS SUPPLEMENT SUPERSEDES THE INFORMATION IN ALL PRIOR COLLATERAL TERM SHEETS, IF ANY.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, these documents may be obtained from Lehman Brothers Inc., 745 Seventh Ave., New York, NY 10019, Attn: Fixed Income Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, extension 59519 and ask for Paul Tedeschi.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

EXTERNAL USE
RESIDENTIAL MORTGAGE FINANCE

Deal Overview:

•	The collateral pool is comprised of 30 year fixed rate, first lien, fully amortizing mortgage loans.

•	Class AP is a Principal-Only Certificate. It will receive no payments of interest.

•	Class AX is an Interest-Only Certificate. It will receive no payments of principal.

•
The trust will issue subordinate certificates. The Non-AP Percentage of Realized Losses (Other than Excess Losses) will be applied to the subordinate certificates until their principal balances are reduced to zero. Once the subordinate classes are reduced to zero, the Non-AP Percentage of Realized Losses (Other than Excess Losses) will be applied to the Senior Certificates (other than the Class AP Certificates) on a pro-rata basis.

•
As more fully described in the term sheet supplement, under certain limited circumstances, payments on the mortgage loans in one mortgage pool may be distributed to holders of certain senior certificates corresponding to another mortgage pool (or pools) as described in the related prospectus supplement. The Subordinate Certificates will be crossed among several groups.

•	The AP Percentage of Realized Losses will be allocated to the Class AP.

•	The Master Servicer maintains a 10% Optional Termination on the collateral.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, these documents may be obtained from Lehman Brothers Inc., 745 Seventh Ave., New York, NY 10019, Attn: Fixed Income Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, extension 59519 and ask for Paul Tedeschi.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

EXTERNAL USE
RESIDENTIAL MORTGAGE FINANCE

Terms of the Offering:

Cut off Date:	August 1, 2006

Closing Date:	August 30, 2006

Settlement Date:	August 30, 2006

Distribution Dates:	25th of each month, commencing in September 2006

Collection Period:	The calendar month preceding the current Distribution Date

Depositor:	Structured Asset Securities Corporation (“SASCO”)

Underwriter:	Lehman Brothers Inc.

Master Servicer:	Aurora Loan Services LLC

Servicing Fee:	Generally 0.25% per annum

Trustee:	[TBD].

Rating Agencies:
It is expected that two out of three of S&P, Moody’s and Fitch will rate all of the senior certificates. One of the aforementioned will rate the subordinate certificates (other than the first loss tranche).

Day Count:	30/360

Delay Days:	With respect to all certificates other than the Class 2A1 and Class 2A2 Certificates, 24 days.

With respect to the Class 2A1 and Class 2A2 Certificates, 0 days.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, these documents may be obtained from Lehman Brothers Inc., 745 Seventh Ave., New York, NY 10019, Attn: Fixed Income Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, extension 59519 and ask for Paul Tedeschi.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

EXTERNAL USE
RESIDENTIAL MORTGAGE FINANCE

Terms of the Offering (cont.):

Interest Accrual Period:	With respect to all certificates other than the Class 2A1 and Class 2A2 Certificates, the calendar month preceding the Distribution Date.

With respect to the Class 2A1 and Class 2A2 Certificates, the interest accrual period begins on the immediately preceding Distribution Date (or August 25, 2006 in the case of the first accrual period) and ends on the day immediately before the current Distribution Date.

Accrued Interest:	With respect to all certificates other than the Class 2A1 and Class 2A2 Certificates, 29 days of accrued interest.

With respect to the Class 2A1 and Class 2A2 Certificates, 5 days of accrued interest.

LIBOR Determination Date:	With respect to the Class 2A1 and Class 2A2 Certificates, the second business day preceding the beginning of each Interest Accrual Period (other than the first Interest Accrual Period).

For the first Interest Accrual Period, one-month LIBOR will equal 5.33% per annum.

Registration:	Book-entry form through DTC

Tax Status:	REMIC for Federal income tax purposes.

Pricing Prepayment
Assumption:
100% PPC per annum. 100% PPC is defined as 8% CPR in the first month of loan life and additionally approximately 1.45% (16/11%) CPR in each month thereafter until the eleventh month. Thereafter, it remains constant at 24% CPR.

SMMEA Eligibility:	The senior certificates will be SMMEA eligible.

ERISA Eligibility:	The senior certificates will be ERISA eligible.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, these documents may be obtained from Lehman Brothers Inc., 745 Seventh Ave., New York, NY 10019, Attn: Fixed Income Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, extension 59519 and ask for Paul Tedeschi.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

EXTERNAL USE
RESIDENTIAL MORTGAGE FINANCE

Terms of the Offering (cont.):

Due Period:
The “Due Period” related to each Distribution Date starts on the second day of the month preceding the month in which such Distribution Date occurs and ends on the first day of the month in which such Distribution Date occurs.

Interest Rates:

Class 2A1 is a senior certificate. Class 2A1 will accrue interest at a rate of One-Month LIBOR + 0.35%, subject to a minimum rate of 0.35% and a maximum rate of 7.50%.

Class 2A2 is an interest-only certificate. It will accrue interest at a rate of 7.15% - One-Month LIBOR, subject to a minimum rate of 0.00%. Its notional balance will equal the class principal amount of the Class 2A1 Certificates.

Class AX is an interest-only certificate.

Class AP is a principal-only certificate. They will not be entitled to payments of interest.

The subordinate certificates will accrue interest at a rate of 7.50%.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, these documents may be obtained from Lehman Brothers Inc., 745 Seventh Ave., New York, NY 10019, Attn: Fixed Income Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, extension 59519 and ask for Paul Tedeschi.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

EXTERNAL USE
RESIDENTIAL MORTGAGE FINANCE

Terms of the Offering - Credit Enhancement:

Credit Enhancement:	Senior-subordinate, shifting interest structure. The initial credit enhancement for the senior certificates will consist of the subordination of the subordinate certificates (initially [6.25]%*).

Priority of Payment		Order of Loss Allocation (Other than Excess Losses)
Class A Credit Support of [6.25]%*
SUBS Credit Support of [ ]%

*subject to change based on rating agency feedback

Terms of the Offering - Distribution of Principal:

Shifting Interest Structure with 5 year lockout

Distribution Dates (months)	Prepayment Shift Percentage
1 - 60	100%
61 - 72	70%
73 - 84	60%
85 - 96	40%
97 - 108	20%
109+	0%

Senior Percentage:
On any Distribution Date, the percentage equivalent of a fraction, the numerator of which is the sum of the class principal amounts of each class of senior certificates (excluding the Class AP certificates) and the denominator of which is the Non-AP Collateral Balance for the immediately preceding Distribution Date.

Subordinate Percentage:	On any Distribution Date, one minus the Senior Percentage.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, these documents may be obtained from Lehman Brothers Inc., 745 Seventh Ave., New York, NY 10019, Attn: Fixed Income Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, extension 59519 and ask for Paul Tedeschi.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

EXTERNAL USE
RESIDENTIAL MORTGAGE FINANCE

Terms of the Offering - Distribution of Principal (continued):

Senior Prepayment Percentage:
On any Distribution Date, the sum of (1) the Senior Percentage and (2) the product of (a) the Prepayment Shift Percentage for that Distribution Date multiplied by (b) the Subordinate Percentage for that Distribution Date.

Subordinate Prepayment Percentage:	On any Distribution Date, one minus the Senior Prepayment Percentage.

Strip Rate:	7.50%

Discount Loan:	A loan with a net mortgage rate less than the Strip Rate.

Non-Discount Loan:	A loan with a net mortgage rate greater than or equal to the Strip Rate.

AP Percentage:
For any Discount Loan, the percentage equivalent of a fraction, the numerator of which is the Strip Rate minus the net mortgage rate for such Discount Loan and the denominator of which is the Strip Rate. For any Non-Discount Loan, 0%.

Non-AP Percentage:	For any Discount Loan, 100% minus its AP Percentage. For any Non-Discount Loan, 100%.

Non-AP Collateral Balance:	On any Distribution Date, the sum of the Non-AP Percentage of the principal amount of each mortgage loan.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, these documents may be obtained from Lehman Brothers Inc., 745 Seventh Ave., New York, NY 10019, Attn: Fixed Income Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, extension 59519 and ask for Paul Tedeschi.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

EXTERNAL USE
RESIDENTIAL MORTGAGE FINANCE

Terms of the Offering - Distribution of Principal (continued):

AP Principal Distribution Amount:	On any Distribution Date, the sum of (1) the related AP Percentage of scheduled principal collections of each loan and (2) the related AP Percentage of unscheduled principal collections of each loan.

Senior Principal Distribution Amount:
On any Distribution Date, the sum of (1) the product of (a) the Senior Percentage and (b) the sum of the related Non-AP Percentage of scheduled principal collections of each loan and (2) the product of (a) the Senior Prepayment Percentage and (b) the sum of the related Non-AP Percentage of unscheduled principal collections of each loan.

Subordinate Principal Distribution Amount:
On any Distribution Date, the sum of (1) the product of (a) the Subordinate Percentage and (b) the sum of the related Non-AP Percentage of scheduled principal collections of each loan and (2) the product of (a) the Subordinate Prepayment Percentage and (b) the sum of the related Non-AP Percentage of unscheduled principal collections of each loan.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, these documents may be obtained from Lehman Brothers Inc., 745 Seventh Ave., New York, NY 10019, Attn: Fixed Income Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, extension 59519 and ask for Paul Tedeschi.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

EXTERNAL USE
RESIDENTIAL MORTGAGE FINANCE

Principal Paydown Rules:

I. Pay Senior Principal Distribution Amount as follows:

To the Class 2A1 Certificates until reduced to zero.

II. Pay Subordinate Principal Distribution Amount as follows*:
*Subject to credit support tests

To the Subordinate Certificates until reduced to zero.

Available Information

This document summarizes selected information and may not contain all of the information that you need to consider in making your investment decision. Disclosure Documents are available on Lehman Brothers’ web site http://www.lehman.com/pub/sasco

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, these documents may be obtained from Lehman Brothers Inc., 745 Seventh Ave., New York, NY 10019, Attn: Fixed Income Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, extension 59519 and ask for Paul Tedeschi.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

EXTERNAL USE
RESIDENTIAL MORTGAGE FINANCE

Class 2A1 Discount Margin Table (To Maturity):

Assumes one-month LIBOR equals 5.33%.
	50% PPC	75% PPC	85% PPC	100% PPC	125% PPC	150% PPC	200% PPC
100*	35	35	35	35	35	35	35
WAL (yr)	6.87	4.68	4.10	3.43	2.64	2.12	1.54
First Prin Pay	Sep 2006	Sep 2006	Sep 2006	Sep 2006	Sep 2006	Sep 2006	Sep 2006
Last Prin Pay	Jul 2036	Jul 2036	Jul 2036	Jul 2036	Jul 2036	Feb 2014	Mar 2011

*Price does not include accrued interest

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, these documents may be obtained from Lehman Brothers Inc., 745 Seventh Ave., New York, NY 10019, Attn: Fixed Income Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, extension 59519 and ask for Paul Tedeschi.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

EXTERNAL USE
RESIDENTIAL MORTGAGE FINANCE

Collateral Stipulations (Subject to Change)

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, these documents may be obtained from Lehman Brothers Inc., 745 Seventh Ave., New York, NY 10019, Attn: Fixed Income Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, extension 59519 and ask for Paul Tedeschi.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.